UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 25, 2010 (October 22, 2010)

TRIANGLE PETROLEUM CORPORATION

(Exact name of registrant as specified in charter)

Nevada	0-51321	98-0430762
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

1625 Broadway, Suite 780, Denver, CO 80202

(Address of principal executive offices)

Registrant’s telephone number, including area code: (303) 260-7125

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.05.	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

Effective as of October 25, 2010, the Board of Directors of Triangle Petroleum Corporation (the “Company”) adopted a new Code of Business Conduct and Ethics that applies to all of the Company’s directors, officers and employees. A copy of such Code of Business Conduct and Ethics is attached hereto as Exhibit 14.1 and is incorporated by reference into this Item 5.05.

Item 7.01.	Regulation FD Disclosure.

In connection with planned discussions with members of the financial community, the Company intends to disclose information relating to several new strategic initiatives (including an acquisition and the entry into an exploration and development agreement) and provide an update to its operational results and 2011 anticipated drilling schedule.

The initiatives include the Company’s recent entry into an agreement to acquire substantially all the assets of Williston Exploration LLC (“Williston”), a privately held Texas based company. The assets, approximately 1,732 net undeveloped acres in Williams County, North Dakota, are in contiguous blocks in three separate 1,280 acre drilling units and will provide the Company’s first operated drilling locations. Total consideration will be up to $2.2 million of cash and up to 4.3 million shares of the Company’s common stock. The closing, which is subject to typical conditions and financing, is scheduled to occur in two parts in December 2010 and February 2011.

The initiatives also include the Company’s entry into an exploration and development agreement with Oppenheimer Global Resource Private Equity Fund I and a related co-investment fund (“OGR”), each a New York based investment fund managed by an affiliate of Oppenheimer & Co, Inc. OGR has made a $25 million capital commitment to co-invest with the Company in its future acquisition and development of assets in the Bakken Shale formation in the Williston Basin of North Dakota. $10 million of OGR’s initial capital, which OGR has the right in its discretion to increase up to $19 million, is allocated for leasehold acquisition with the remainder available for well development. Under the agreement, OGR has the right to participate in up to 25% of future Company activity in the Williston Basin.

OGR will pay its share of leasehold costs in all leases in which it participates, plus a premium to the Company equal to an additional percentage of lease acquisition costs which is designed to remunerate the Company for its services in sourcing and managing the acreage activity in the Williston Basin. The acreage premium varies from 20% to 60% depending upon the level of lease acquisition costs. OGR will also bear 25% of all of the Company’s brokerage costs in the region. In addition, OGR will pay its proportional share of all drilling and completion costs, plus a 10% premium thereof to the Company for its services associated with well development. The Company will also earn an annual management fee as G&A reimbursement. Future leasehold acquisitions pursuant to the Company’s participation agreement with Slawson Exploration, Inc. is excluded from the OGR agreement. The agreement remains in effect until the third anniversary of its effective date unless OGR achieves certain acquisition thresholds before that date and elects to extend the term of the agreement, or fails to achieve certain thresholds and the Company elects to terminate the agreement. Also, OGR may terminate the agreement if the Company’s net worth falls below a certain level or OGR determines that changes in the Company’s executive management team or adverse changes in its financial prospects are not satisfactory.

The Company is furnishing a press release containing such information as Exhibit 99.1 to, and incorporated by reference in, this Current Report.

The information in Item 7.01 of this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Item 7.01 of this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

14.1	Code of Business Conduct and Ethics for Principal Executive and Senior Financial Officers, dated as of October 25, 2010.

99.1	Press release, dated October 25, 2010, relating to new strategic initiatives and an update to its operational results and 2011 anticipated drilling schedule leasehold position and business plans.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 25, 2010	TRIANGLE PETROLEUM CORPORATION

	By:	/s/ Jonathan Samuels
Jonathan Samuels
Chief Financial Officer

Index to Exhibits

Exhibit Number	Description

14.1	Code of Business Conduct and Ethics for Principal Executive and Senior Financial Officers, dated as of October 25, 2010.

99.1	Press release, dated October 25, 2010, relating to new strategic initiatives and an update to its operational results and 2011 anticipated drilling schedule leasehold position and business plans.